Exhibit 99.1

Wave Life Sciences Highlights Strategic Priorities for 2026 at the 44th Annual J.P. Morgan Healthcare Conference: Accelerating Development of WVE-007 (INHBE siRNA) for Obesity and Rapidly Advancing RNA Editing Portfolio

Wave expects to initiate a Phase 2a multidose portion of WVE-007 INLIGHT clinical trial in individuals living with obesity with higher BMI and comorbidities in 1H 2026, and initiate new trials of WVE-007 as an add-on to incretin and as post-incretin maintenance in 2026

Initial WVE-007 240 mg single-dose data reported in 2025 demonstrated improved body composition with fat loss similar to GLP-1 at three months with muscle preservation and the potential for once or twice-yearly dosing; higher dose and longer follow-up data from INLIGHT anticipated in 2026, including three-month 400 mg and six-month 240 mg data on track for this quarter

Extending leadership in RNA editing following first-ever successful clinical translation with WVE-006 for AATD, with multiple additional data updates from RestorAATion-2 on track for 2026; Wave expects to file CTA in 2026 for WVE-008 for nine million individuals living with homozygous PNPLA3 I148M liver disease in the U.S. and Europe

Well capitalized with preliminary, unaudited cash and cash equivalents of ~$602 million as of December 31, 2025; expected cash runway into 3Q 2028

Presentation and webcast at 44th Annual J.P. Morgan Healthcare Conference tomorrow, Tuesday, January 13, 2026 at 2:15 p.m. PT / 5:15 p.m. ET

CAMBRIDGE, Mass., January 12, 2026 – Wave Life Sciences Ltd. (Nasdaq: WVE), a clinical-stage biotechnology company focused on unlocking the broad potential of RNA medicines to transform human health, today highlighted its strategic priorities for 2026, including accelerating development of WVE-007, an investigational INHBE GalNAc-siRNA for obesity, and rapidly advancing its RNA editing portfolio, ahead of the company’s scheduled presentation at the 44th Annual J.P. Morgan Healthcare Conference.

“At Wave, we are using our novel chemistry to translate powerful human genetic insights into potentially transformational RNA medicines. As we enter 2026, we are seeing the continued translation of our portfolio in the clinic, as most recently evidenced by our December data for WVE-007, our INHBE-siRNA for obesity. After only three months, at the lowest single therapeutic dose of WVE-007, we are seeing a differentiated profile with fat loss on par with semaglutide, favorable safety and tolerability, as well as the potential for once or twice a year dosing. With multiple near-term catalysts ahead and an accelerated development plan, we believe we are well positioned and well capitalized to deliver a potentially transformational treatment for obesity,” said Paul Bolno, MD, MBA, President and Chief Executive Officer at Wave Life Sciences. “And in RNA editing, we have made history in the field with the first ever clinical translation of RNA editing with WVE-006 for AATD, and we are building on this success with WVE-008, which aims to address the nine million individuals living with homozygous PNPLA3 I148M liver disease in the U.S. and Europe. We continue to push the boundaries of what is possible with oligonucleotides. Further, the ability to combine our best-in-class, clinically-validated RNA editing and RNAi capabilities into a single bifunctional construct has the potential to expand our addressable therapeutic areas further and let us reach even more patients.”

Recent clinical data updates and anticipated 2026 milestones

RNAi – WVE-007 for obesity

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WVE-007 is an investigational INHBE GalNAc-siRNA using Wave’s proprietary SpiNA design. Silencing INHBE mRNA is a promising therapeutic strategy to treat obesity with strong evidence from human genetics.

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In preclinical studies, a single dose of Wave’s INHBE GalNAc-siRNA led to weight loss similar to GLP-1 (semaglutide), which was driven by substantial decreases in fat mass and preservation of lean mass in DIO mice. As an add-on to semaglutide, Wave observed double the weight loss in mice compared to semaglutide alone, and in a separate study it prevented weight regain upon cessation of semaglutide.

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In the INLIGHT clinical trial, a single 240 mg dose of WVE-007 demonstrated improved body composition with fat loss similar to GLP-1 at three months with muscle preservation in healthy individuals with overweight or obesity and an average BMI of 32.1 kg/m². INLIGHT does not include any diet or exercise modifications. There was sustained and robust suppression of serum Activin E supporting once-or twice-yearly dosing. WVE-007 was generally safe and well tolerated.

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The 240 mg (n=32), 400 mg (n=32), and 600 mg (n=32) single dose cohorts of INLIGHT are fully dosed. In the first quarter of 2026, Wave expects to deliver six-month follow-up data from the 240 mg single-dose cohort, as well as three-month follow-up data from the 400 mg single dose cohort. In the second quarter of 2026, Wave expects to deliver six-month follow-up data from the 400 mg single dose cohort and three-month follow-up data from the 600 mg single dose cohort.

•	Wave expects to initiate a Phase 2a multidose portion of the ongoing INLIGHT clinical trial in individuals living with obesity with higher BMI and comorbidities in the first half of 2026.

•	Wave also expects to initiate new clinical trials evaluating WVE-007 as an add-on to incretin and as post-incretin maintenance in 2026.

RNA editing

WVE-006 (AATD)

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WVE-006 is an investigational GalNAc-conjugated RNA editing oligonucleotide (AIMer) that is uniquely designed to address alpha-1 antitrypsin deficiency (AATD)-related lung disease, liver disease, or both. In September 2025, Wave announced clinical data from the 200 mg single and multidose cohorts and the 400 mg single dose cohort of RestorAATion-2. WVE-006 achieved key AATD treatment goals, recapitulating the MZ phenotype, including the ability to dynamically generate AAT protein during an acute phase response.

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The RestorAATion-2 clinical trial is ongoing and data from the 400 mg multidose cohort are expected in the first quarter of 2026. Single and multidose data from the 600 mg cohort (the third and final cohort in the trial) are expected in 2026.

WVE-008 (liver disease)

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Wave is building on clinical success in RNA editing by advancing WVE-008, a GalNAc-conjugated AIMer for homozygous PNPLA3 I148M liver disease. There are an estimated nine million individuals living with homozygous PNPLA3 I148M liver disease in the U.S. and Europe. The PNPLA3 I148M variant is a well-established driver of steatosis, inflammation, ballooning, and fibrosis; however, there are no approved medicines that directly address this biology. In preclinical studies, Wave has demonstrated that RNA editing results in restoration of functional PNPLA3 protein and superior reduction of liver fat as compared to silencing approaches.

•	Wave is on track to file a Clinical Trial Application (CTA) for WVE-008 in 2026.

New bifunctional modality (RNAi and RNA editing)

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Wave is applying its chemistry to innovate a new bifunctional modality with a single oligonucleotide construct designed to silence one target while simultaneously editing or upregulating another distinct target. During its 2025 Research Day, Wave presented preclinical data demonstrating simultaneous upregulation of LDLR and silencing of PCSK9 in a preclinical study. Wave expects to provide further updates on its bifunctional modality in 2026.

Additional clinical programs

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WVE-N531 is an investigational exon skipping oligonucleotide being developed as a disease modifying treatment for boys with Duchenne muscular dystrophy (DMD) amenable to exon 53 skipping. Wave remains on track to file a New Drug Application (NDA) in 2026 to support accelerated approval of WVE-N531 with monthly dosing.

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WVE-003 is a first-in-class, allele-selective investigational oligonucleotide for the treatment of Huntington’s disease (HD). Wave has prepared an Investigational New Drug (IND) application for a potentially registrational Phase 2/3 study of WVE-003 and would plan to submit it in conjunction with a prospective strategic partner.

Preliminary year-end cash position

Wave is well capitalized with preliminary, unaudited cash and cash equivalents of ~$602 million as of December 31, 2025, with expected cash runway into 3Q 2028. These preliminary, unaudited results are subject to adjustment. Wave expects to report its final and complete fourth-quarter and full-year 2025 financial results in late February 2026, and the actual results could be different from these preliminary, unaudited financial results.

Upcoming presentation at J.P. Morgan Healthcare Conference

Paul Bolno, MD, MBA, President and Chief Executive Officer, is scheduled to present at the 44th Annual J.P. Morgan Healthcare Conference in San Francisco, CA on Tuesday, January 13, 2026 at 2:15 p.m. PT / 5:15 p.m. ET. A live webcast of the presentation can be accessed by visiting “Investor Events” on the Investors section of the Wave Life Sciences website: https://ir.wavelifesciences.com/events-publications/events. A replay of this presentation will be archived and available on the site for a limited time following the event.

About Wave Life Sciences

Wave Life Sciences (Nasdaq: WVE) is a biotechnology company focused on unlocking the broad potential of RNA medicines to transform human health. Wave’s RNA medicines platform, PRISM®, combines multiple modalities, chemistry innovation and deep insights in human genetics to deliver scientific breakthroughs that treat both rare and common disorders. Its toolkit of RNA-targeting modalities includes RNAi, editing, splicing, and antisense silencing, providing Wave with unmatched capabilities for designing and sustainably delivering candidates that optimally address disease biology. Wave’s diversified pipeline includes clinical programs in obesity, alpha-1 antitrypsin deficiency, Duchenne muscular dystrophy, and Huntington’s disease, as well as several preclinical programs utilizing the company’s broad RNA therapeutics toolkit. Driven by the calling to “Reimagine Possible,” Wave is leading the charge toward a world in which human potential is no longer hindered by the burden of disease. Wave is headquartered in Cambridge, MA. For more information on Wave’s science, pipeline and people, please visit www.wavelifesciences.com and follow Wave on X and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements concerning our goals, beliefs, expectations, strategies, objectives and plans, and other statements that are not necessarily based on historical facts, including statements regarding the following, among others: the anticipated initiation, timing, design, dosing regimen, safety profile, progress, data and announcements related to our clinical trials, including interactions with and feedback from regulators and any potential registrational submissions based on these data; the future performance and results of our programs in clinical trials, including the anticipated therapeutic benefits of such programs and our expectations with respect to how our clinical data may predict success for our future therapeutic candidates and data readouts; the anticipated status and progress of our programs relative to potential competitors and how our programs differ from competitors’ programs; the potential commercialization of our programs the patient population estimates of the markets that our therapeutics may address; preclinical activities and programs and their potential to transition into clinical-stage programs, and the timing, progress and announcement of such events; the progress and potential benefits, including the potential achievement of milestones, of collaborations and strategic partnerships; the expected benefits of our stereopure oligonucleotides compared with stereorandom oligonucleotides; the breadth and versatility of our PRISM® drug discovery and development platform; the potential benefits of our RNAi and RNA editing capabilities, including our AIMers; our potential to innovate a new bifunctional modality and the anticipated therapeutics benefits of such modality; the potential benefits of our Stereopure interfering Nucleic Acid (SpiNA) next generation siRNA design; the potential for certain of our programs to be best-in-class or first-in-class, or to change the existing treatment paradigm or show substantial benefits over existing standards of care; our financial performance, including the anticipated duration of our cash runway and our ability to fund future operations; our preliminary, unaudited cash and cash equivalents as of December 31, 2025; the anticipated timing of any announcements related to our financial results; our intended uses of capital; and our expectations regarding the impact of any potential global macro events on our business. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual results to differ materially from those indicated by these forward-looking statements as a result of these risks, uncertainties and important factors, including, without limitation, the clinical results and timing of our programs, which may not support further development of our product candidates; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; our effectiveness in managing current and future clinical trials and regulatory processes; the continued development and acceptance of nucleic acid therapeutics as a class of drugs; our ability to demonstrate the therapeutic benefits of our stereopure candidates in clinical trials, including our ability to develop candidates across multiple therapeutic modalities; our ability to obtain, maintain and protect intellectual property; our ability to enter into new and/or maintain existing strategic partnerships; our ability to fund our operations and to raise additional capital as needed; competition from others developing therapies for similar uses; and any impacts on our business as a result of or related to any global economic uncertainty or market disruptions, as well as the other risks and uncertainties described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), as amended, and in other filings we make with the SEC from time to time. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We undertake no obligation, except to the extent required by law, to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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Kate Rausch

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InvestorRelations@wavelifesci.com

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